                                                                     EXHIBIT 5.0

                                  LAW OFFICES
                     ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
                                   12TH FLOOR
                             734 15TH STREET, N.W.
                             WASHINGTON, D.C. 20005
                                      ----
                           TELEPHONE: (202) 347-0300
                           FACSIMILE: (202) 347-2172

                               September 24, 1996

                                   VIA EDGAR

Board of Directors
Ocwen Financial Corporation
The Forum, Suite 1000
1675 Palm Beach Lakes Boulevard
West Palm Beach, Florida 33401

Gentlemen and Ms. Reich:


    We have acted as special counsel to Ocwen Financial Corporation (The "Company") in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (No. 333-05153) (the "Registration Statement"0 relating to the registration under the Securities Act of 1933, as amended, of (i) up to 2,300,000 shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") to be sold by certain stockholders of the Company (the "Selling Stockholders") in an underwritten public offering (including up to 300,000 shares of Common Stock which the Common Stock Underwriters will have the option to purchase to cover any over-allotments), and (ii) up to $143,750,000 in aggregate principal amount of Notes due 2003 of the Company (the "Notes") to be issued and sold by the Company in an underwritten public offering (including $18.75 million in aggregate principal amount of Notes which the Note Underwriter will have the option to purchase to cover any over-allotments). Capitalized terms defined in the Registration Statement and not otherwise defined herein are used herein with the meanings as so defined.


    In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such corporate records, agreements, documents and other instruments, including the form of Common Stock Underwriting Agreement and the form of Note Underwriting Agreement, and such certificates or comparable documents of public officials, of officers and representatives of the Company and of the Selling Stockholders, and have made such inquiries of such officers and representative and Selling Stockholders, as we have deemed relevant or necessary as a basis for the opinions hereinafter set forth.

    In such examination, we have assumed without independent verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers of the Company and certificates or comparable documents of the Selling Stockholders, and we have examined the representations and warranties of the Company and the Selling Stockholders contained in the Common Stock

Underwriting Agreement and the representations and warranties of the Company contained in the Note Underwriting and have relied upon the accuracy and completeness of the relevant facts stated without independent verification.

    Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that (i) the up to 2,300,000 shares of Common Stock to be sold by the Selling Stockholders have been duly authorized and validly issued and are fully paid and nonassessable and (ii) the Notes have been duly and validly authorized and will be, when executed and authenticated as specified in the related Indenture and delivered pursuant to the provision of the Note Underwriting Agreement against payment of the consideration therefor specified therein, valid and enforceable obligations of the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditor's rights generally.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the use of our name under the heading "Legal Matters" in each of the Prospectuses constituting a part thereof.

                                        ELIAS, MATZ, TIERNAN & HERRICK L.L.P.

                                        By : /s/ Gerard L. Hawkins
                                           -------------------------------------
                                             Gerald L. Hawkins, a Partner